EXHIBIT 23.03

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) of Hologic, Inc. and to the incorporation by reference therein of our report dated February 24, 2006, with respect to the consolidated financial statements of R2 Technology, Inc., included in Hologic, Inc.’s Form 8-K dated June 30, 2006.

/s/ Ernst & Young LLP

Palo Alto, California

July 25, 2006